NUMBER

SHARES

Liberty Petroleum Inc

INCORPORATED UNDER THE LAWS OF CANADA
UNLIMITED SHARES OF COMMON STOCK AUTHORIZED, PAR VALUE NIL

This certifies that

SAMPLE

SEE REVERSE FOR CERTAIN DEFINITIONS

COUNTERSIGNED
PACIFIC STOCK TRANSFER COMPANY
500 E. Warm Springs Road, Suite 240
Las Vegas, NV 89119

By ______________
AUTHORIZED SIGNATURE

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

Liberty Petroleum Inc

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of Canada, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

DATED

LIBERTY PETROLEUM INC
CORPORATE SEAL
CANADA

PRESIDENT

SECRETARY